UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2002

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
(Address of principal executive offices) (Zip Code)

(504) 837-5880
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events
SIGNATURE

Item 5. Other Events

     On September 25, 2002 the Company issued the following press release.

CONTACT:	William E. Rowe Stewart Enterprises, Inc. 110 Veterans Memorial Boulevard Metairie, Louisiana 70005 504/837-5880	FOR IMMEDIATE RELEASE

STEWART ENTERPRISES ANNOUNCES THE COMPLETION OF
THE SALE OF ITS FRENCH OPERATIONS AND FURTHER DEBT REDUCTION

METAIRIE, LA, September 25, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has completed the sale of its operations in France with total proceeds of approximately $11 million, including future income tax benefits. The revenues and EBITDA of the Company’s operations in France for the twelve months ended July 31, 2002 were $15.0 million and $1.9 million, respectively. All proceeds will be used to reduce the Company’s debt balance.

After applying the French proceeds and excess cash on hand, the Company will have reduced its debt balance by $23 million to approximately $559 million. Since the beginning of fiscal year 2001, the Company has reduced its debt by 41 percent with the proceeds from the sale of its foreign operations and with its free cash flow. Management expects to achieve a debt balance of about $500 million during fiscal year 2003. Total proceeds from the sale of all foreign operations, including tax benefits, are expected to be between $240 million and $245 million, at the top end of the previously estimated range.

William E. Rowe, President and Chief Executive Officer, stated, “We are confident that the purchaser, Société des Opérations Funéraires, S.A., a French company, will continue to provide high standards of care to the families we have served over the years. When the pending sale of our operations in Argentina is closed, the divestiture of all of our foreign businesses will be complete. As

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we work our way through 2003, we will achieve our debt target and begin to grow our business through acquisitions and other growth opportunities.”

Mr. Rowe continued, “As we enter this new phase, our passion remains the same — to lead this industry by maximizing shareholder value through solid operating performance, strong cash flow and sound capitalization, to provide our employees with competitive compensation and benefits, a quality work environment and opportunity for advancement, and to provide each family we serve with excellent quality, value and service. This passion will continue to drive our investment decisions as we analyze all opportunities to deploy our cash to grow this Company and build shareholder value.”

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 309 funeral homes and 150 cemeteries domestically.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEWART ENTERPRISES, INC

September 25, 2002	/s/ Michael G. Hymel

Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller